Exhibit 99.1

NOTICE UNDER

RULE 104 OF REGULATION BTR

TO:	Directors and Executive Officers

FROM:	Laurent C. Lutz
Executive Vice President, General Counsel and Secretary

RE:	SOX Blackout Period

DATE:	April 11, 2014

As a director or executive officer of SLM Corporation (the “Corporation”), or an expected director or executive officer of Navient Corporation (“Navient”), you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Securities and Exchange Commission regulations, which prohibit certain trades during savings plan “blackout” periods.

Because a blackout period has been imposed under the Corporation’s 401(k) Savings Plan (the “Plan”) beginning at 4:00 p.m. Newark, Delaware time on April 29, 2014, and ending on or about May 18, 2014, we are also imposing a SOX blackout period beginning April 29, 2014, at 4:00 p.m. Newark, Delaware time and ending on or about May 18, 2014. We will advise you when the SOX blackout period ends.

The blackout period under the Plan is needed in connection with the separation (the “Separation”) of the publicly-traded bank holding company pursuant to that certain Separation and Distribution Agreement (the “Separation Agreement”) by and among SLM Corporation, New BLC Corporation (“SLM BankCo”) and Navient. In the Separation, the Corporation will distribute shares of Navient common stock (“Navient common stock”) to holders of Corporation common stock (“SLM common stock”) and SLM common stock will be converted to New BLC Corporation common stock (“SLM BankCo common stock”), including SLM common stock held by the Plan. The SOX blackout period is being imposed because of the transition time required with respect to accounting for the Separation and distribution in the Plan.

While the SOX blackout period is in effect, you (and your immediate family members who share your residence) should not, directly or indirectly, engage in any purchase, sale, transfer, acquisition, or disposition of:

(i)	any equity securities of the Corporation or SLM BankCo, including SLM, Navient or SLM BankCo common stock and options, during the portion of the blackout period prior to the closing of the Separation (i.e., from April 29, 2014, at 4:00 p.m. Newark, Delaware time, until April 30, 2014, at 4:00 p.m. Newark, Delaware time), and

(ii)	any equity securities of Navient or SLM BankCo, including Navient or SLM BankCo common stock and options, during the portion of the blackout period after the closing of the Separation (i.e., from April 30, 2014, at 4:00 p.m. Newark, Delaware, until on or around May 18, 2014).

There are limited exclusions and exemptions from this rule. Further, the above prohibition is in addition to the normal restrictions on trading activity that the Corporation imposes on its executive officers and directors, including under the Corporation’s insider trading policy.

This notice is being provided to you at least 15 calendar days prior to the commencement of the SOX blackout period (as required by Rule 104(b)(2)(i) of Regulation BTR).

If you have any questions pertaining to this notice or the SOX blackout period, you should contact Kurt Slawson or Nicolas Jafarieh in the Legal Department at (302) 283-8000 or at the following address: SLM Corporation, 300 Continental Drive, Newark, Delaware 19713.

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